GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2026 (the “Execution Date”) by and between PYXIS ONCOLOGY, INC., having an address at 321 Harrison Avenue, 11th Floor, Suite 1, Boston MA 02118 (“Pyxis”), and LARA SULLIVAN (“Employee”).

WHEREAS, the parties desire to set forth in this Agreement the terms upon which they have mutually agreed to an orderly cessation of Employee’s employment with Pyxis and Employee’s service on the Board of Directors of the Company (the “Board”).

NOW THEREFORE, in consideration of the mutual agreements and other consideration contained in this Agreement, the parties agree as follows:

1.
Board Resignation. Employee agrees to resign as a member of the Board effective as of the Effective Date and agrees to sign the resignation notice attached hereto on the Effective Date.

2. Severance and Other Benefits. In exchange for Employee’s execution of this Agreement no later than 12:00 p.m. ET on April 22, 2026 and non-revocation of this Agreement, Pyxis agrees to provide Employee the severance benefits described in Section 2(a) through Section 2(e) (collectively, the “Severance Benefits”), which is inclusive of the severance benefits set forth in Section 5.b.i of the Amended and Restated Offer Letter between Pyxis and Employee dated October 18, 2022 (the “Employment Agreement”).

(a) The Company will make severance payments equal to eighteen (18) months of Employee’s final monthly base salary (the total severance amount of $970,312.50) (the “Severance Payment”), payable subject to required payroll deductions and withholdings as follows: (i) $323,437.50 of the Severance Payment will be paid to Employee in a lump sum payment on the Company’s next regular payroll date after the Effective Date (“First Payment Date”); and (ii) the remaining portion of the Severance Payment, in the aggregate amount of $646,875.00, shall be paid to Employee in semi-monthly installments in accordance with the Company’s regular payroll schedule in effect over the twelve (12) month period following the last date of Employee’s employment on February 2, 2026 (the “Separation Date”) with the First Payment Date to include the amounts that would have been paid following such termination of employment but were delayed subject to the effectiveness of this Agreement and the remainder to be paid in installments through the one year anniversary of the Separation Date. Further, consistent with the Employment Agreement, if a Change in Control (as defined in the Employment Agreement) occurs on or prior to May 2, 2026, a payment equal to (i) eighteen months of Base Salary minus the Severance Payment that Employee has already received; and (ii) 100% of Employee’s Target Bonus as of the Separation Date (60% of Employee’s final Base Salary), shall be payable to Employee as a single lump sum payment within sixty (60) days following the Change in Control.

(b) If Employee elects to continue Employee’s health insurance coverage pursuant to Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Employee’s monthly premium under COBRA on a monthly basis until the earliest to occur of the following: (i) twelve (12) ACTIVE/205972298.3 months following the Separation Date, (ii) the date upon which Employee commences employment that provides Employee with eligibility for healthcare benefits substantially comparable to those provided by Pyxis, (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason. In the event Employee commences employment that provides Employee with eligibility for healthcare benefits substantially comparable to those provided by Pyxis, Employee must immediately notify Pyxis of such event.

(c) Subject to the terms of the Company’s 2021 Equity Incentive Plan, as such plan may be and has been amended, modified or replaced (the “Plan”), the Company shall grant Employee 381,067 shares of the Company’s common stock (the “Shares”) as an “Other Stock Award” under Section 3.4 of the Plan on or prior to the Effective Date. The Shares will be issued immediately upon grant, and shall be fully vested and nonforfeitable on the date of grant. As of condition of the grant of the Shares, Employee will make satisfactory arrangements with the Company regarding any required withholding obligations.

(d) Employee is currently the holder of certain stock options, RSUs and other equity (collectively, the “Awards”) under the Plan or any other applicable equity plan and the applicable award agreements (collectively, the “Equity Documents”). Any unvested portion of the Awards shall accelerate and vest in full effective as of the Effective Date; provided, however, that the parties acknowledge and agree that Employee’s unvested RSUs are subject to a deferral election (each, an “RSU Deferral Election Form”) made under the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) and shall be settled in accordance with the NQDC Plan and the applicable RSU Deferral Election Form

(e) Notwithstanding anything to the contrary in the Equity Documents, the Company hereby extends the period to exercise all vested stock options until the earliest to occur of: (i) December 31, 2030, (ii) immediately prior to a Change in Control (as defined in the Plan), and (iii) the original expiration of the term of each applicable stock option. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall the exercise period of any stock option be extended beyond the date that is ten (10) years from the original date of grant, and no extension shall apply to any portion of an option to the extent such extension would cause the option to be treated as deferred compensation subject to Section 409A of the Code.

(f) Except as expressly provided in this Agreement, the Equity Documents shall remain in full force and effect, including provisions governing method of exercise, withholding, and administration. No extension or acceleration provided for herein shall be treated as the grant of a new award or as modifying any option’s exercise price or underlying shares.

3. Mutual Releases. In consideration for the Severance Benefits pursuant to Section 2 above, Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges Pyxis and any and all of its current or former subsidiaries and other affiliated entities and benefit plans, as well as its and/or their officers, directors, representatives, attorneys, agents, servants, employees, stockholders, successors, predecessors and affiliates, each in their respective capacities from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, in equity or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time as of or prior the Execution Date, including, but not limited to: all such claims under the Massachusetts Fair Employment Practices Act; all such claims or demands arising from Employee’s employment or the termination of Employee’s employment; all such claims and demands related to salary, bonuses, commissions, stock, stock options (except the Employee’s rights under this Agreement and with respect to the vested Awards), expense reimbursements or any form of compensation (except the Employee’s rights under this Agreement); claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Federal Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); statutory wage and hour claims under Massachusetts (including but not limited to claims for violation of the Massachusetts Wage Act); claims under any law or legal principle of similar effect in any other relevant jurisdiction; contract claims; tort claims; or claims of wrongful discharge, discrimination, fraud, defamation, and emotional distress. Employee further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any federal, state or other court, administrative agency or other forum concerning any claims released herein. Notwithstanding the foregoing, this release by Employee excludes (i) any rights to the Severance Benefits; (ii) any rights to vested accrued benefits and compensation under the Company’s applicable plans and arrangements (including with respect to the Awards), (iii) any right to indemnification by the Company or its affiliates pursuant to the Indemnification Agreement (defined below); and (iv) any right to coverage under applicable directors’ and officers’ or other third party liability insurance policies.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee, including claims by Employee for workers’ compensation benefits or unemployment insurance benefits. This Release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation. Employee agrees to waive her right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on her behalf arising out of or related to her employment with and/or separation from Pyxis, if this waiver is allowed by applicable law; provided, however, that this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government-administered whistleblower award program.

To the maximum extent permitted by law, the Company irrevocably and unconditionally releases and discharges Employee from any and all known and unknown rights, charges, complaints, claims, liabilities, obligations, damages, causes of action, lawsuits, costs and expenses (including attorney's fees and costs) that are civil in nature or unrelated to fraud or embezzlement arising out of or in any way connected to Employee’s employment with or separation from the Company.

4. Release of Unknown Claims. Employee acknowledges that the general release above is intended to include claims that Employee does not know or suspect to exist at the time of Employee’s execution of this Agreement, regardless of whether the knowledge of such claims would have affected Employee’s decision to execute this Agreement.

5. No Other Compensation; Indemnification Agreement. Consistent with the Employment Agreement, Employee acknowledges that she has been reimbursed for all business expenses as of the date of termination of employment in accordance with Pyxis’s reimbursement policies (the “Expense Reimbursement”). Employee hereby represents that, as of the date of this Agreement, Employee has been paid all compensation, expense reimbursements, and wages owed for all time worked and services rendered through the effective date of Employee’s termination from employment with the Company. Pyxis and Employee agree that the provisions and obligations set forth in the Director and Officer Indemnification Agreement attached hereto as Exhibit A are effective as of October 8, 2021 (the “Indemnification Agreement”) and that Employee is not entitled to reimbursement for any legal fees incurred by Employee in connection with the cessation of Employee’s employment with Pyxis or Employee’s service on the Board, the drafting or negotiation of this Agreement, and any claims or disputes between Pyxis and Employee arising at any time as of or prior the Execution Date.

6. Proprietary Information Agreement. Employee further agrees that the provisions and obligations set forth in the Proprietary Information and Inventions Agreement between Pyxis and Employee, effective as of December 2, 2019, attached hereto as Exhibit B (the “Proprietary Information Agreement”), shall be binding on Employee and Employee agrees to comply with such obligations, provided, Section 4(d)(iii) (the Post-Termination Non-Compete Restrictions, as defined in the Proprietary Information Agreement) shall have no effect. Notwithstanding anything to the contrary in the Proprietary Information Agreement, Pyxis agrees that Section 4(d)(ii) of the Proprietary Information Agreement will not preclude Employee from soliciting a Business Partner (as defined in the Proprietary Information Agreement) so long as Employee does not interfere with any Business Partner’s relationship with Pyxis or induce any Business Partner to terminate or materially reduce or alter such Business Partner’s relationship with Pyxis.

7. No Admission. Employee understands and agrees that nothing contained in this Agreement is to be considered an admission by Pyxis or Employee of any wrongdoing under any federal, state or local statute, regulation, public policy, tort law, contract law, common law.

8. Acknowledgement. Employee acknowledges that she has read and understands this Agreement and executes it knowingly, voluntarily and without coercion and is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA (the “ADEA Waiver”), that the consideration given for this ADEA Waiver is in addition to anything of value to which Employee is already entitled, and that the ADEA Waiver does not apply to any rights or claims that may arise after the date that Employee signs this Agreement. Employee acknowledges that she is being advised herein in writing to consult with an attorney prior to executing this Agreement, that she has consulted with an attorney, and she has been given a period of at least 21 days within which to consider and execute this Agreement, unless she voluntarily chooses to execute this Agreement before the end of the 21 day period. Any modification of this Agreement, whether material or immaterial, will not restart the foregoing 21-day calendar day consideration period, and Employee hereby waives the right to restart such consideration period. Employee understands that she has 7 days following her execution of this Agreement to revoke her execution of this Agreement. The “Effective Date” of this Agreement shall be the 8th day after it is executed and has not been revoked. For any revocation to be effective, written notice of revocation must be delivered to Pyxis Oncology, attention: Donna Regalado, Head of Human Resources, at dregalado@pyxisoncology.com, no later than 5:00 p.m. ET on the 7th calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and she shall not receive the benefits described herein. No payments shall be made under the terms of this Agreement until the 7-day revocation period described in this paragraph has expired without revocation by Employee.

9. Protected Communications. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Employee from (a) filing a charge or complaint with the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government regulatory agency or commission (collectively, the “Government Agencies”), (b) communicating with any Government Agencies regarding possible violations of law or otherwise participating in any investigation or proceeding that may be conducted by any Government Agencies, or (c) testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature, in each of the foregoing clauses (a)-(c) without prior authorization of, or notice to, Pyxis. Furthermore, notwithstanding anything to the contrary in this Agreement, the Proprietary Information Agreement, or any other agreement between the parties, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

10. Modifications. This Agreement may not be modified in any way except in a written agreement signed by both Employee and an authorized representative of Pyxis.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to its conflict of law provisions.

12. Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted and administered accordingly. No payment or benefit under this Agreement shall be made if such payment or benefit would violate Section 409A of the Code. To the extent any payment, RSU or other equity award constitutes nonqualified deferred compensation subject to Section 409A of the Code and is payable upon a separation from service, payment shall be made only upon a “separation from service” within the meaning of Section 409A of the Code and, only following the expiration of the applicable six-month delay period, if required. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt form or comply with Section 409A of the Code. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

13. Entire Agreement. This Agreement, the Equity Documents, the RSU Deferral Election Forms, the Proprietary Information Agreement, and the Indemnification Agreement constitute the entire agreement and understanding between the parties relating to Employee’s separation from Pyxis. Employee acknowledges and agrees that in executing this Agreement, Employee has not relied on any promises or representations other than those set forth in this Agreement. For the avoidance of doubt, this Agreement does not alter, amend or otherwise change the rights or obligations of Employee or Pyxis in respect of grants of any stock options, RSUs or other equity compensation provided to Employee other than as set forth in this Agreement.

IN WITNESS THEREOF, Employee and Pyxis, after carefully reading the provisions of this Agreement, herein declare that they understand such provisions and willingly accept and agree thereto by executing this Agreement.

Pyxis Oncology, Inc.

Sincerely,

By: /s/ Lara Sullivan	By: /s/ John Flavin
Lara S. Sullivan	John Flavin
Chairman

DIRECTOR AND OFFICER
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of the [●] day of [●], 2021, by and between Pyxis Oncology, Inc., a Delaware corporation (the “Company”), and [●] (“Indemnitee”).

RECITALS

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve or continue serving as directors or officers of companies unless they are protected by comprehensive liability insurance and adequate indemnification due to the increased exposure to litigation costs and risks resulting from service to such companies that often bear no relationship to the compensation of such directors or officers.

B. The statutes and judicial decisions regarding the duties of directors and officers are often insufficient to provide directors and officers with adequate, reliable knowledge of the legal risks to which they are exposed or the manner in which they are expected to execute their fiduciary duties and responsibilities.

C. The Company and the Indemnitee recognize that plaintiffs often seek damages in such large amounts, and the costs of litigation may be so great (whether or not the claims are meritorious), that the defense and/or settlement of such litigation can create an extraordinary burden on the personal resources of directors and officers.

D. The board of directors of the Company has concluded that, to attract and retain competent and experienced persons to serve as directors and officers of the Company, it is not only reasonable and prudent but necessary to promote the best interests of the Company and its stockholders for the Company to contractually indemnify its directors and certain of its officers in the manner set forth herein, and to assume for itself liability for expenses and damages in connection with claims against such directors and officers in connection with their service to the Company as provided herein.

E. Section 145 of the General Corporation Law of Delaware (the “DGCL”) permits the Company to indemnify and advance defense costs to its officers and directors and to indemnify and advance expenses to persons who serve at the request of the Company as directors, officers, employees, or agents of other corporations or enterprises.

F. The Company desires and has requested the Indemnitee to serve or continue to serve as a director and/or officer of the Company, and the Indemnitee is willing to serve, or to continue to serve, as a director and/or officer of the Company if the Indemnitee is furnished the indemnity provided for herein by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below.

“Change in Control” means each of the following:

(i) The date any Person becomes the “Beneficial Owner,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or (C) any entity of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control shall be deemed to have occurred; or

(ii) The date the Company consummates a merger or consolidation with another entity, or engages in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquires another entity by means of a statutory share exchange or an exchange offer, or engages in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

(A) the stockholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the board of directors or other governing body of the resulting or acquiring entity; and (II) be the Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

(B) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

(iii) The date of the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (as defined in paragraph (i) above) other than an affiliate of the Company (meaning any corporation that is part of a controlled group within the meaning of the Internal Revenue Code of 1986, as amended, Section 414(b) or (c)); or

(iv) The date the number of duly elected and qualified directors of the Company who were not either elected by the Company’s Board or nominated by the Board or its Nominating and Corporate Governance Committee for election by the stockholders shall constitute a majority of the total number of directors of the Company as fixed by its By-Laws.

The Reviewing Party shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Claim” means a claim or action asserted by a Person in a Proceeding or any other written demand for relief in connection with or arising from an Indemnification Event.

“Covered Entity” means (i) the Company, (ii) any subsidiary of the Company or (iii) any other Person for which Indemnitee is or was or may be deemed to be serving, at the request of the Company or any subsidiary of the Company, as a director, officer, employee, controlling person, agent or fiduciary.

“Disinterested Director” means, with respect to any determination contemplated by this Agreement, any Person who, as of the time of such determination, is a member of the Company’s board of directors but is not a party to any Proceeding then pending with respect to any Indemnification Event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by Indemnitee (including, subject to the limitations set forth in Section 3(c) below, reasonable attorneys’ fees) in connection with or arising from an Indemnification Event, including, without limitation: (i) the investigation or defense of a Claim; (ii) being, or preparing to be, a witness or otherwise participating, or preparing to participate, in any Proceeding; (iii) furnishing, or preparing to furnish, documents in response to a subpoena or otherwise in connection with any Proceeding; (iv) any appeal of any judgment, outcome or determination in any Proceeding (including, without limitation, any premium, security for and other costs relating to any cost bond, supersedeas bond or any other appeal bond or its equivalent); (v) establishing or enforcing any right to indemnification under this Agreement (including, without limitation, pursuant to Section 2(c) below), the DGCL or otherwise, regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; (vi) Indemnitee’s defense of any Proceeding instituted by or in the name of the Company under this Agreement to enforce, interpret or defend any of the terms of this Agreement or the Indemnitee’s rights under this Agreement or under any directors’ or officers’ liability insurance policies maintained by the Company (including, without limitation, costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action); and (vii) any Federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including all interest, assessments and other charges paid or payable with respect to such payments. For purposes of clarification, Expenses shall not include Losses.

An “Indemnification Event” shall be deemed to have occurred if Indemnitee was or is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with, any Proceeding by reason of the fact that Indemnitee is or was or may be deemed a director, officer, employee, controlling person, agent or fiduciary of any Covered Entity, or by reason of any action or inaction on the part of Indemnitee in any such capacity.

“Independent Legal Counsel” means an attorney or firm of attorneys that is experienced in matters of corporate law and neither presently is, nor in the thirty-six (36) months prior to such designation has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Losses” means any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by Indemnitee in connection with or arising from an Indemnification Event. For purposes of clarification, Losses shall not include Expenses.

“Organizational Documents” means any and all organizational documents, charters or similar agreements or governing documents, including, without limitation, (i) with respect to a corporation, its certificate of incorporation and bylaws, (ii) with respect to a limited liability company, its operating agreement, and (iii) with respect to a limited partnership, its partnership agreement.

“Proceeding” means any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or appeal, whether brought in the right of a Covered Entity or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, internal or investigative nature, including any appeal therefrom and including without limitation any such Proceeding pending as of the date of this Agreement, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company, (ii) any action taken by Indemnitee or any action or inaction on Indemnitee’s part while acting as a director or officer of the Company, or (iii) the fact that he or she is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or government or agency or political subdivision thereof.

“Reviewing Party” means, with respect to any determination contemplated by this Agreement, any one of the following: (i) a majority of the Disinterested Directors, even if such Persons would not constitute a quorum of the Company’s board of directors; (ii) a committee consisting solely of Disinterested Directors, even if such Persons would not constitute a quorum of the Company’s board of directors, so long as such committee was designated by a majority of the Disinterested Directors; (iii) Independent Legal Counsel designated by the Disinterested Directors (or, if there are no Disinterested Directors, the Company’s board of directors) (in which case, any determination shall be evidenced by the rendering of a written opinion); or (iv) in the absence of any Disinterested Directors, the Company’s stockholders; provided, that, in the event that a Change in Control has occurred, the Reviewing Party shall be Independent Legal Counsel (selected by Indemnitee) in a written opinion to the board of directors of the Company, a copy of which shall be delivered to the Indemnitee.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

2. Indemnification.

(a) Indemnification of Losses and Expenses. If an Indemnification Event has occurred, then, subject to Section 9 below, the Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by the DGCL, as such law may be amended from time to time (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than were permitted prior thereto), against any and all Losses and Expenses; provided that the Company’s commitment set forth in this Section 2(a) to indemnify the Indemnitee shall be subject to the limitations and procedural requirements set forth in this Agreement. The parties hereto intend that this Agreement, to the fullest extent permitted by applicable law, shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the certificate of incorporation, the bylaws, vote of its stockholders or disinterested directors or applicable law.

(b) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Losses or Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(c) Indemnification for Expenses of a Witness. To the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of his or her corporate status, a witness, is or was made (or asked) to respond to discovery requests in any Proceeding or otherwise asked to participate in any respect of a Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

(d) Advancement of Expenses. The Company shall advance Expenses incurred by or on behalf of Indemnitee to the fullest extent permitted by the DGCL, as such law may be amended from time to time (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than were permitted prior thereto), prior to its final disposition and as soon as practicable, but in any event not later than 30 days after written request therefor by Indemnitee, which request shall be accompanied by vouchers, invoices or similar evidence documenting in reasonable detail the Expenses incurred or to be incurred by Indemnitee; provided, however, that Indemnitee need not submit to the Company any information that counsel for Indemnitee reasonably deems is privileged and exempt from compulsory disclosure in any Proceeding. Execution and delivery of this Agreement by the Indemnitee constitutes an undertaking to repay such amounts advanced only if, and to the extent that, it shall finally be determined that Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement in accordance with the provisions of Section 4. No other form of undertaking shall be required other than the execution of this Agreement. Advancement shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed.

(e) Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for Losses or Expenses, in connection with any Proceeding relating to an Indemnification Event under this Agreement, in such proportion as is deemed fair and reasonable by the Reviewing Party in light of all of the circumstances of such Proceeding in order to reflect (1) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Proceeding; and (2) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

3. Indemnification Procedures.

(a) Notice of Indemnification Event. Indemnitee shall give the Company notice as soon as reasonably practicable of any Indemnification Event of which Indemnitee becomes aware and of any request for indemnification hereunder, provided that any failure to so notify the Company shall not relieve the Company of any of its obligations under this Agreement except if, and then only to the extent that, such failure materially prejudices the Company under this Agreement.

(b) Notice to Insurers. The Company shall give prompt written notice of any Indemnification Event which may be covered by the Company’s liability insurance to the insurers in accordance with the procedures set forth in each of the applicable policies of insurance. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Indemnification Event in accordance with the terms of such policies; provided that nothing in this Section 3(b) shall affect the Company’s obligations under this Agreement or the Company’s obligations to comply with the provisions of this Agreement in a timely manner as provided. For the avoidance of doubt, nothing in this Section 3(b) or elsewhere in this Agreement shall be deemed to prohibit Indemnitee from giving notice of claims directly to the insurers.

(c) Selection of Counsel. If the Company shall be obligated hereunder to pay or advance Expenses or indemnify Indemnitee with respect to any Losses, the Company shall be entitled to assume the defense of any related Claims, with counsel selected by the Company. After the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the defense of such Claims; provided that: (i) Indemnitee shall have the right to employ counsel in connection with any such Claim at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) counsel for Indemnitee shall have provided the Company with written advice that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

4. Determination of Right to Indemnification.

(a) Successful Proceeding. To the extent Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding referred to in Section 2(a), the Company shall indemnify Indemnitee against Losses and Expenses incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all Claims in such Proceeding, the Company shall indemnify Indemnitee against all Losses and Expenses actually or reasonably incurred by Indemnitee in connection with each successfully resolved Claim to the fullest extent permitted by applicable law. For purposes of this section, the termination of any Claim in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Claim.

(b) Other Proceedings. In the event that Section 4(a) is inapplicable, the Company shall nevertheless indemnify Indemnitee as provided in Section 2(a), 2(b) or 2(c), as applicable, or provide a contribution payment to the Indemnitee as provided in Section 2(e), to the extent determined by the Reviewing Party.

(c) Reviewing Party Determination. A Reviewing Party chosen by the Company’s board of directors shall determine whether Indemnitee is entitled to indemnification, subject to the following:

(i) A Reviewing Party so chosen shall act in the utmost good faith to assure Indemnitee a complete opportunity to present to such Reviewing Party Indemnitee’s case that Indemnitee has met the applicable standard of conduct.

(ii) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of a Covered Entity, including, without limitation, its financial statements, or on information supplied to Indemnitee by the officers or employees of a Covered Entity in the course of their duties, or on the advice of legal counsel for a Covered Entity or on information or records given, or reports made, to a Covered Entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by a Covered Entity. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of a Covered Entity shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 4(c)(ii) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Any Person seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(iii) If a Reviewing Party chosen pursuant to this Section 4(c) shall not have made a determination whether Indemnitee is entitled to indemnification within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (A) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (B) a prohibition of such indemnification under applicable law; provided, however, that such 30 day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the Reviewing Party in good faith requires such additional time for obtaining or evaluating documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 4(c)(iii) shall not apply if (I) the determination of entitlement to indemnification is to be made by the stockholders of the Company, (II) a special meeting of stockholders is called by the board of directors of the Company for such purpose within thirty (30) days after the stockholders are chosen as the Reviewing Party, (III) such meeting is held for such purpose within sixty (60) days after having been so called, and (IV) such determination is made thereat.

(d) Appeal to Court. Notwithstanding a determination by a Reviewing Party chosen pursuant to Section 4(c) that Indemnitee is not entitled to indemnification with respect to a specific Claim or Proceeding (an “Adverse Determination”), Indemnitee shall have the right to apply to the court in which that Claim or Proceeding is or was pending or any other court of competent jurisdiction for the purpose of enforcing Indemnitee's right to indemnification pursuant to this Agreement, provided that Indemnitee shall commence any such Proceeding seeking to enforce Indemnitee’s right to indemnification within one (1) year following the date upon which Indemnitee is notified in writing by the Company of the Adverse Determination. In the event of any dispute between the parties concerning their respective rights and obligations hereunder, the Company shall have the burden of proving that the Company is not obligated to make the payment or advance claimed by Indemnitee.

(e) Presumption of Success. The Company acknowledges that a settlement or other disposition short of final judgment shall be deemed a successful resolution for purposes of Section 4(a) if it permits a party to avoid expense, delay, distraction, disruption or uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(f) Settlement and Termination of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold, delay or refuse their consent to any proposed settlement. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

5. Additional Indemnification Rights; Non-exclusivity.

(a) Scope. The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of this Agreement or any other agreement, the Organizational Documents of any Covered Entity or by applicable law. In the event of any change after the date of this Agreement in any applicable law, statute or rule that expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule that narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, controlling person, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties rights and obligations hereunder.

(b) Non-exclusivity. The rights to indemnification, contribution and advancement of Expenses provided in this Agreement shall not be deemed exclusive of, but shall be in addition to, any other rights to which Indemnitee may at any time be entitled under the Organizational Documents of any Covered Entity, any other agreement, any vote of stockholders or Disinterested Directors, the laws of the State of Delaware or otherwise and shall be interpreted independently of, and without reference to, any other such rights to which Indemnitee may at any time be entitled. Furthermore, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion of any other right or remedy. The rights to indemnification, contribution and advancement of Expenses provided in this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

(c) Primary Responsibility. The Company acknowledges that Indemnitee has certain rights to indemnification and advancement of expenses provided by [●] and certain of its affiliates (collectively, the “Secondary Indemnitors”). The Company agrees that, as between the Company and the Secondary Indemnitors, the Company is primarily responsible for amounts required to be indemnified or advanced under the Company’s Organizational Documents or this Agreement and any obligation of the Secondary Indemnitors to provide indemnification or advancement for the same amounts is secondary to those Company obligations. The Company waives any right of contribution or subrogation against the Secondary Indemnitors with respect to the liabilities for which the Company is primarily responsible under this Section (c)(c). In the event of any payment by the Secondary Indemnitors of amounts otherwise required to be indemnified or advanced by the Company under the Company’s Organizational Documents or this Agreement, the Secondary Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee for indemnification or advancement of expenses under the Company’s Organizational Documents or this Agreement or, to the extent such subrogation is unavailable and contribution is found to be the applicable remedy, shall have a right of contribution with respect to the amounts paid. The Secondary Indemnitors are express third-party beneficiaries of the terms of this Section 5(c).

6. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment of any amount otherwise indemnifiable hereunder, or for which advancement is provided hereunder, if and to the extent Indemnitee has otherwise actually received such payment, whether pursuant to any insurance policy, the Organizational Documents of any Covered Entity or otherwise.

7. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that, in certain instances, Federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the SEC has taken the position that indemnification is not permissible for liabilities arising under certain Federal securities laws, and Federal legislation prohibits indemnification for certain violations of the Employee Retirement Income Security Act of 1979, as amended. Indemnitee understands and acknowledges that the Company has undertaken, or may be required in the future to undertake, with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee, and any right to indemnification hereunder shall be subject to, and conditioned upon, any such required court determination.

8. Liability Insurance. The Company shall maintain liability insurance applicable to directors and officers of the Company and shall cause Indemnitee to be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors (other than in the case of an independent director liability insurance policy if Indemnitee is not an independent or outside director). The Company shall advise Indemnitee as to the general terms of, and the amounts of coverage provide by, any liability insurance policy described in this Section 8 and shall promptly notify Indemnitee if, at any time, any such insurance policy is terminated or expired without renewal or if the amount of coverage under any such insurance policy will be decreased.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee:

(a) against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to Claims initiated or brought voluntarily by Indemnitee, and not by way of defense (including, without limitation, affirmative defenses and counter-claims), except (i) Claims to establish or enforce a right to indemnification, contribution or advancement with respect to an Indemnification Event, whether under this Agreement, any other agreement or insurance policy, the Company’s Organizational Documents of any Covered Entity, the laws of the State of Delaware or otherwise, or (ii) if the Company’s board of directors has approved specifically the initiation or bringing of such Claim;

(b) against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to Claims arising (i) with respect to an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or (ii) pursuant to Section 304 or 306 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereto; provided that the Company shall be obligated to advance Expenses to Indemnitee for the purpose of defending of such Claims; or

(c) if, and to the extent, that a court of competent jurisdiction renders a final, unappealable decision that such indemnification is not lawful.

10. Miscellaneous.

(a) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

(b) Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including with respect to the Company, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and with respect to Indemnitee, his or her spouse, heirs, and personal and legal representatives. The Company shall require and cause any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnification Events regardless of whether Indemnitee continues to serve as a director, officer, employee, controlling person, agent or fiduciary of any Covered Entity.

(c) Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one (1) business day after the business day of deposit with Federal Express or similar, nationally recognized overnight courier, freight prepaid, if to Indemnitee, to the Indemnitee’s address as set forth beneath the Indemnitee’s signature to this Agreement, or, if to the Company, at the address of its principal corporate offices (attention: Secretary), or at such other address as such party may designate to the other party hereto.

(d) Enforceability. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e) Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction and venue of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and agree that any Proceeding instituted under this Agreement shall be commenced, prosecuted and continued only in the courts of the State of Delaware.

(f) Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the extent manifested by the provision held invalid, illegal or unenforceable.

(g) Choice of Law. This Agreement shall be governed by and its provisions shall be construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(h) Subrogation. [Except as set forth in Section 5(c) herein,] in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

(i) Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in a writing signed by the party to be bound thereby. Notice of same shall be provided to the other party hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(j) No Construction as Employment Agreement. This Agreement is not an employment agreement between the Company and the Indemnitee and nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained or continue in the employ or service of any Covered Entity.

(k) Supersedes Previous Agreements. This Agreement supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof. All such prior agreements and understandings are hereby terminated and deemed of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

Pyxis Oncology, Inc.
a Delaware corporation

By: /s/ Lara Sullivan	By: /s/ John Flavin
Lara S. Sullivan	John Flavin
Chairman